Exhibit 4.4

INERGY MIDSTREAM, L.P. LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

Date of Grant
Number of Restricted Units Awarded

THIS RESTRICTED UNIT AWARD AGREEMENT (this “Agreement”), dated as of «Date», is between NRGM GP, LLC, a Delaware limited liability company (the “General Partner”) and «First» «Last» (“Holder”).

RECITALS:

A. On «Effective Date» the General Partner adopted the Inergy Midstream, L.P. Long Term Incentive Plan (the “Plan”), which permits Restricted Units to be granted to employees, non-employee directors or consultants of the General Partner, Inergy Midstream, L.P., a Delaware limited partnership (the “Partnership”) and their respective Affiliates who render service to or for the benefit of the General Partner or the Partnership (each, a “Service Provider”).

B. Holder is a valued and trusted Service Provider.

C. The General Partner has elected to award Holder Restricted Units pursuant to and in accordance with the Plan and this Agreement, in order that Holder thereby may be induced to maintain an ownership interest in the Partnership and to advance the interests of the General Partner, the Partnership and each of their respective Affiliates (each, a “Company Entity” and collectively, the “Company Entities”).

AGREEMENT:

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Holder to the Company Entities, the General Partner and Holder agree as follows:

Section 1. Incorporation of Plan; Definitions. All provisions of this Agreement and the rights of Holder hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Holder acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not defined shall have the meanings set forth in the Plan.

Section 2. Grant of Restricted Units. The General Partner hereby grants and awards to Holder, subject to the conditions and restrictions set forth in this Agreement and in the Plan and as of the date of grant identified above (the “Date of Grant”), that number of common units of the Partnership identified above opposite the heading “Number of Restricted Units Awarded” (the “Units”), which Units will be “Restricted Units” within the meaning of Section 6 of the Plan and definition (ii) of Appendix A of the Plan. The Units will be issued in the name of Holder as of the Date of Grant, provided, however, that a certificate or certificates representing the Units will not be delivered to Holder until such later date as identified in Section 6 below.

Section 3. Restricted Period; Vesting of Restricted Units. Subject to any exceptions set forth elsewhere herein, the Units awarded hereunder are subject to a Restricted Period such that the Units are nontransferable and subject to risk of forfeiture until the Units become vested in accordance with this Agreement. Provided the Units have not already been forfeited pursuant to Section 5 and subject to any exceptions listed elsewhere herein or in the Plan, the Restricted Period for the Units shall lapse and the Units shall become vested on the             anniversary of the Date of Grant (the “Vesting Date”). The Committee, in its sole discretion, may accelerate the lapse of the Restricted Period for any or all of the Units if in its judgment the performance of Holder has warranted such acceleration and/or such acceleration is in the best interests of the Company Entities.

Section 4. Restrictions on Units. Subject to any exceptions set forth elsewhere herein, none of the Units awarded hereunder or the rights relating thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Holder, and Holder agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such Units or rights, during the Restricted Period prior to such Restricted Period lapsing in accordance with the Vesting Date set forth above in Section 3. Any purported transfer, assignment, alienation, pledge, hypothecation, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Entities. As the Restricted Period lapses with respect to the Units, such restriction on transfer shall terminate and the Units will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under the terms of the Plan, Section 10 of this Agreement, applicable law or any other agreement binding upon Holder.

Section 5. Possible Forfeiture of Units Prior to Vesting. Unless otherwise provided in the Plan or by the Committee, if Holder ceases for any reason to be a Service Provider of the Company Entities prior to the Vesting Date for the Restricted Units, (i) all unvested Restricted Units held by Holder shall thereupon immediately be forfeited and returned to the General Partner or one of its Affiliates and (ii) all UDRs with respect to such Restricted Units, and any other rights or benefits Holder may be entitled to by virtue of Holder’s possession of the Restricted Units, shall be forfeited. Upon such forfeiture, Holder shall have no further rights under this Agreement.

Section 6. Certificates. One or more certificates representing the Units will be held by the General Partner (or its delegate) until the Vesting Date for the Units, as set forth in Section 3 of this Agreement, at which time a certificate or certificates representing the vested Units will be issued to Holder. However, the General Partner (or its delegate), in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Holder’s benefit at a brokerage/financial institution selected by the General Partner (or its delegate).

Section 7. Acknowledgement of Rights of the General Partner in Event of Change in Control, Reorganization, Liquidation, Etc. By executing this Agreement, Holder agrees and acknowledges that in the event that the Partnership undergoes a Change in Control, or in the event the Partnership, the General Partner, Inergy or Inergy GP shall become a party to any Similar Event, as defined in the Plan, the Committee may take any of the actions as provided for in Section 8 of the Plan, or such successor section if the Plan is amended, without obtaining Partnership approval or Holder’s consent.

Section 8. UDRs. With respect to each Restricted Unit, following the Date of Grant and until such Unit vests and is no longer subject to the Restricted Period, Holder shall be entitled to receive an amount equal to the per Unit distribution made by the Partnership to the holders of Common Units under the Partnership Agreement of Inergy Midstream, L.P., as amended from time to time (the “Partnership Agreement”). Amounts with respect to such UDRs shall be paid to Holder as soon as reasonably practicable following the date of a distribution paid on such Common Units, provided, however, that such amounts shall be paid no later than the end of the calendar year in which the distribution is paid to holders of Common Units or, if later, the 15th day of the third month following the date the distribution is paid to holders of Common Units. All UDRs with respect to Restricted Units shall be forfeited upon forfeiture of such Restricted Units in accordance with Section 5 of this Agreement. Under no circumstances shall Holder’s right to receive UDRs on the Restricted Units be interpreted or construed as such Units not being subject to the Restricted Period or as Holder having any rights as a holder of Common Units greater than those set forth herein and in the Plan.

Section 9. Voting Rights. Following the Date of Grant, Holder shall have such voting rights, if any, as are provided to the holders of Common Units under the Partnership Agreement or as provided under applicable law.

Section 10. Status of Units. Holder agrees that any Units that he acquires upon vesting of the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the SEC and any stock exchange upon which the Units are then listed. Holder also agrees that (a) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (b) the Company Entities may refuse to register the transfer of the Units acquired under this award with the Partnership’s transfer agent if such proposed transfer would, in the opinion of counsel satisfactory to the General Partner, constitute a violation of any applicable securities law, and (c) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award. In addition to the terms and conditions provided herein, the Company Entities may require that Holder make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements

Section 11. Tax Withholding. The Company Entities shall have the authority and the right to deduct or withhold, or to require Holder to remit to such Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Holder’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Restricted Units and the UDRs thereon. In satisfaction of the foregoing requirement, unless other arrangements have been made that are acceptable to the General Partner, Holder shall surrender the number of Units otherwise issuable to him having a Fair Market Value equal to the sums required to be withheld by the Company Entities. In the event that Units that would otherwise be issued in respect of the Restricted Units are surrendered to satisfy such withholding obligations, the number of Units that shall be so surrendered shall be limited to the number of Units that have a Fair Market Value on the date of such surrender equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

Section 12. Notice of Section 83(b) Election. If Holder desires to make an election under Section 83(b) of the Code relating to the award of Restricted Units, Holder shall notify the General Partner or its delegate of such election within 30 days of the Date of Grant. Holder shall be solely responsible for making such a Section 83(b) election and satisfying all notice and filing requirements under the Code.

Section 13. Adjustments. Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Units of the Partnership effected without receipt of consideration therefor by the Partnership, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, unit dividend, unit split, unit combination or other change in the corporate structure of the Partnership affecting the Units, the Restricted Units then subject to this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change. In the event of a dispute concerning such adjustment, the decision of the Committee will be conclusive.

Section 14. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

Section 15. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding.

Section 16. No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving Holder the right to be retained in the employ or service of the Company Entities. Furthermore, the Company Entities may at any time dismiss Holder from employment or service free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.

Section 17. Tax Consultation. Neither the Board, the Committee nor any Company Entities has made any warranty or representation to Holder with respect to the income tax consequences of the grant or vesting of the Restricted Units or the transactions contemplated by this Agreement, and Holder represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Holder represents that he has consulted with any tax consultants that Holder deems advisable in connection with the Restricted Units.

Section 18. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

Section 19. Successors. This Agreement shall be binding upon Holder, the Holder’s legal representatives, heirs, legatees and distributees, and upon the General Partnership, the Partnership and their Affiliates, successors and assigns.

Section 20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

Section 21. Amendment and Cancellation. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (a) to the extent permitted by the Plan, (b) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto or (c) to settle the Restricted Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by a written agreement signed by both the General Partner and Holder.

Section 22. Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the General Partner to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.

Section 23. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or Holder may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the General Partner and Holder specify their respective addresses as set forth below:

If to the General Partner to:	NRGM GP, LLC
Two Brush Creek Boulevard
Suite 200
Kansas City, Missouri 64112
(816) 842-8181

If to Holder to:

Section 24. Designation of Beneficiary. Holder may designate a person or persons to receive, in the event of the death of Holder, any Units then vesting or other property then or thereafter distributable relating to the Units. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to the General Partner or its delegate and may be revoked in writing. If Holder fails effectively to designate a beneficiary, the estate of Holder will be deemed to be the beneficiary of Holder with respect to any such Units or other property.

Section 25. Execution of Agreement. In order to obtain all rights under this Agreement, Holder must sign and return this Agreement to the General Partner or its delegate within 30 days after the date the General Partner delivers this Agreement to Holder for execution. If Holder fails to sign and return this Agreement to the General Partner or its delegate within this 30-day period, the Committee may determine in its sole discretion that the award of Units provided for herein shall be deemed void and never to have been granted.

Section 26. Effect of Plan. Holder acknowledges that in the event of any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will control.

Section 27. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Holder agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company Entities may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company Entities. Electronic delivery may be via an electronic mail system or by reference to a location on a Company Entity intranet to which Holder has access. Holder hereby consents to any and all procedures the Company Entities have established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company Entities may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed and Holder has hereunto set his or her hand on the day and year first above written.

NRGM GP, LLC

By:
Title:

HOLDER

«First» «Last»

Designation of Beneficiary:

(Name of Beneficiary)

(Relationship to Holder)

(Street Address)

(City, State, Zip Code)

(Social Security Number)